Exhibit 99.1

MAXYGEN REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

Redwood City, Calif., July 31, 2006 – Maxygen, Inc. (Nasdaq: MAXY) today reported financial results for the second quarter ended June 30, 2006. Maxygen reported a loss applicable to common stockholders of $3.4 million, or $0.09 per share, for the second quarter of 2006 compared to a loss applicable to common stockholders of $9.9 million, or $0.28 per share, in the second quarter of 2005. Excluding the impact of FAS 123(R), the Company reported a non-GAAP loss from continuing operations of approximately $1.7 million, or $0.05 per diluted share, in the second quarter of 2006.

Revenues in the second quarter of 2006 were $9.3 million compared to $1.9 million for the same period in 2005. The increase in revenues is primarily attributable to Maxygen’s ongoing collaboration with Roche for Maxygen’s MAXY-VII development program.

Expenses relating to research and development from continuing operations increased in the second quarter of 2006 to $10.2 million from $9.9 million in the same period in 2005, due principally to increased external collaborative research expenses for contract manufacturing and research related to the MAXY-G34 and MAXY- VII development programs.

As a result of the change in Maxygen’s accounting for its investment in Codexis to the equity method of accounting, Maxygen does not consolidate the operating results of Codexis in its financial statements after February 28, 2005. Financial results for 2005 contained herein consolidate the operating results of Codexis through February 28, 2005.

At June 30, 2006, cash, cash equivalents and marketable securities totaled $180.2 million.

“Our clinical development programs are moving forward on schedule. We remain focused on our goal of having two of the products that we are developing commence Phase 1 clinical trials this year,” said Russell Howard, CEO of Maxygen. “In the third quarter, we plan to commence the Phase 1 study of MAXY-G34, a next-generation G-CSF to treat neutropenia and Roche has indicated they plan to begin clinical testing later this year of MAXY-alpha, Maxygen’s next-generation interferon alpha to treat hepatitis C virus.”

Corporate Update

MAXY-Alpha

Maxygen currently has an improved interferon alpha in development with Roche for the treatment of hepatitis C viral infections. Roche has indicated that they plan to enter clinical development for this product in 2006.

MAXY-G34

Maxygen plans to commence Phase 1 clinical testing of MAXY-G34, its next-generation G-CSF product, in the third quarter of 2006. MAXY-G34 is in development for the treatment of neutropenia.

MAXY-VII

Maxygen and Roche are co-developing Maxygen’s MAXY- VII product candidates for multiple indications, including trauma and intracranial hemorrhage. Maxygen received a $5 million event-based payment in May 2006 for the development of a manufacturing process for these product candidates.

About Maxygen

Maxygen, Inc., headquartered in Redwood City, California, is committed to the discovery, development and commercialization of improved next-generation protein pharmaceuticals for the treatment of disease and serious medical conditions. For additional information on Maxygen, including access to Maxygen’s SEC filings, please visit Maxygen’s website at www.maxygen.com.

Forward-Looking Statements

This news release contains forward-looking statements about our research and business prospects, including those relating to: our liquidity and future financial performance; our ability to develop or commercialize human therapeutic products; our plans or the plans of our collaborators, to commence clinical trials for any of our product candidates and the timing or success of any such clinical trials or the timing or any related filing with the FDA or any other regulatory agency; whether we will receive any event-based payments, royalties or other revenue from our exiting or future collaborations; and the success or continuation of any existing or future alliance or collaboration. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to: changing research and business priorities of Maxygen and/or its corporate collaborators, including Roche; the inherent uncertainties of pharmaceutical drug development; the uncertain timing of therapeutic drug development; competitors producing superior products; and our ability to establish and maintain our research and commercialization collaborations and manufacturing arrangements. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2005, including under the caption “Risk Factors,” and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments. Maxygen and the Maxygen logo are trademarks of Maxygen, Inc.

Contact:

Jeannine Medeiros

Investor & Public Relations

Maxygen, Inc.

p.    650-298-5853

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Selected Consolidated Financial Information

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006(1)	2005(1)	2006(1)	2005(2)
	(unaudited)		(unaudited)
Revenues:
Collaborative research and development revenue	$7,950	$1,446	$12,017	$6,403
Grant revenue	1,355	500	2,253	1,092

Total revenues	9,305	1,946	14,270	7,495

Expenses:
Research and development	10,212	9,920	23,474	21,104
General and administrative	4,065	3,372	8,383	7,147

Total operating expenses	14,277	13,292	31,857	28,251

Loss from operations	(4,972)	(11,346)	(17,587)	(20,756)

Interest income and other (expense), net	1,931	1,477	3,824	2,149

Equity in net losses of minority interests	(342)	—	(342)	—

Loss from operations	(3,383)	(9,869)	(14,105)	(18,607)
Cumulative effect adjustment	—	—		16,616

Net loss	$(3,383)	$(9,869)	$(14,105)	$(1,991)

Net loss	$(3,383)	$(9,869)	$(14,105)	$(1,991)
Subsidiary preferred stock accretion	—	—	—	(167)

Loss applicable to common stockholders	$(3,383)	$(9,869)	$(14,105)	$(2,158)

Basic and diluted income (loss) applicable per common share
Operations	$(0.09)	$(0.28)	$(0.39)	$(0.52)
Cumulative effect adjustment	$—	$—	$—	$0.47
Applicable to common stockholders	$(0.09)	$(0.28)	$(0.39)	$(0.06)

Shares used in computing basic and diluted loss applicable per common share	36,024	35,702	35,999	35,680

(1)	Does not include operations of Codexis
(2)	Includes operations of Codexis through February 28, 2005

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2006	December 31, 2005
	(unaudited)
Cash, cash equivalents and marketable securities	$180,156	$188,323
Other current assets	6,331	9,606
Property and equipment, net	3,585	4,068
Goodwill and other intangibles, net	12,192	12,192
Other assets	350	334

Total assets	$202,614	$214,523

Current liabilities	$10,069	$11,652
Non-current deferred revenue	4,806	5,517
Long-term obligations	—	10
Stockholders’ equity	187,739	197,344

Total liabilities and stockholders’ equity	$202,614	$214,523

Footnotes

(A) Reconciliation of GAAP and non-GAAP income (loss) applicable to common stockholders and earnings (loss) applicable per common share (in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Income (loss) applicable to common stockholders	$(3,383)	$(9,869)	$(14,105)	$(2,158)
Subsidiary preferred stock accretion	—	—	—	167
Cumulative effect adjustment	—	—	—	(16,616)
Stock compensation expense	1,663	9	3,146	117

Non-GAAP income (loss) applicable to common stockholders	$(1,720)	$(9,860)	$(10,959)	$(18,490)

Shares used in computing basic and diluted earnings (loss) applicable per common share	36,024	35,702	35,999	35,680

Non-GAAP basic and diluted earnings (loss) applicable per common share	$(0.05)	$(0.28)	$(0.30)	$(0.52)